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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)
Alex Mashinsky
Robert A. Marmon
Governing Dynamics Investments, LLC
Thai Lee

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PRESS RELEASE
FOR IMMEDIATE RELEASE
ISS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALEX MASHINSKY
AND ROBERT A. MARMON TO ARBINET BOARD OF DIRECTORS
Cites Company’s Poor Performance in Conclusion that Change in Needed
New York, NY, June 6, 2006 — Alex Mashinsky and Robert A. Marmon announced today that Institutional Shareholder Services (ISS) has recommended that shareholders vote “For” their election to the Board of Arbinet-thexchange (NASDAQ:ARBX) by voting the GREEN proxy card. ISS is the world’s leading provider of proxy voting and corporate governance services, and over 1,000 institutional investors rely upon its independent reports and recommendations.
In its analysis, ISS noted that, “The poor performance of the company and the dissidents’ background establish both the need for change and the dissidents’ ability to effect potential change.” ISS concluded that, “Given the dissidents’ previous role in the company, ISS believes that the election of the dissident slate may place the board in a better position to take steps to reinvigorate the company for further progress than the incumbent board.”
Commenting on the ISS recommendation, Alex Mashinsky stated, “Robert Marmon and I are pleased that ISS recognized the positive effect that Robert and I can have on Arbinet and its shareholders. We look forward to giving a voice to shareholders on the Arbinet Board in an effort to maximize value for all Arbinet shareholders.” Mr. Mashinsky added, “Receiving an endorsement from ISS is truly gratifying since they clearly studied the issues in this contest in great detail before making their recommendation. Unlike other proxy advisors, such as Glass Lewis, ISS took the time to meet with both sides before issuing their report and we appreciate that they did not rush out a recommendation before truly comprehending the issues in this contest.”
Shareholders are urged to vote the GREEN proxy promptly to send the Board a clear vote of “NO CONFIDENCE.” Shareholders who have any questions, or need assistance in voting the GREEN proxy card, are encouraged to call MacKenzie Partners, Inc. toll-free at (800) 322-2885.
Contacts:
MacKenzie Partners, Inc.
Bob Sandhu
Larry Dennedy
(212) 929-5500